Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF THE SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

     Lyris, Inc, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in Article Fourth, Section B of its Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Corporation's Board of Directors has duly adopted the following resolution creating a series of Preferred Stock designated as Series A Preferred Stock:

     RESOLVED, that the Corporation hereby designates and creates a series of the authorized Preferred Stock designated as Series A Preferred Stock as follows:

     A. Designation. Of the 4,000,000 shares of Preferred Stock, par value $0.01 per share, authorized to be issued by the Corporation, 2,000,000 shares are hereby designated as “Series A Preferred Stock.”

     B. Rights, Preferences, Privileges and Restrictions. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

     1. Dividends. The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends except as declared by the Corporation at the discretion of the Corporation’s Board of Directors.

     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

          2.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of any shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for the Series A Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. In the case of the Series A Preferred Stock, the “Original Issue Price” for the Series A Preferred Stock shall mean $2.50 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock.

          2.2 Remaining Assets. After the payment to the holders of Series A Preferred Stock of the full amount set forth in Section 2.1, any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the Corporation’s Common Stock based on the number of shares of Common Stock held by each holder.

          2.3 Deemed Liquidation Events.

               2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock (voting together as a single class on an as-converted basis) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

                    (a) a merger or consolidation (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon the exercise of Options (as defined below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

                    (b) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”).

                    (c) As used in this Section 2.3.1 the definitions below shall apply:

                              (i) “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

                              (ii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

               2.3.2 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Combination or Asset Distribution shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.1(c) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board; provided, however, that for securities not subject to investment letters or other similar restrictions on free transferability:

          (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

          (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

          (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.

     The foregoing methods for valuing non-cash consideration to be distributed in connection with a Combination or Asset Distribution shall, with the appropriate approval of the definitive agreements governing such Combination or Asset Distribution by the stockholders under the General Corporation Law and Section 2.3, be superseded by the determination of such value set forth in the definitive agreements governing such Combination or Asset Distribution.

     3. Voting.

          3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of the Certificate and Certificate of Designation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

          3.2 Preferred Stock Protective Provisions. For so long as 500,000 shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting together as a single class on an as-converted basis (in addition to any other vote required by law or the Certificate or this Certificate of Designation):

                    (a) alter or change the rights, powers or preferences of the Series A Preferred Stock set forth in the certificate of incorporation or bylaws of the Corporation, as then in effect, in a way that adversely affects the Series A Preferred Stock; or

                    (b) increase or decrease the authorized number of shares of Series A Preferred Stock (or any series thereof); or

                    (c) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in this Certificate of Designation, as then in effect, that are senior to or on a parity with any series of Series A Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock; or

                    (d) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 33.2; or

                    (e) amend this Section 3.2.

     4. Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

          4.1 Right to Convert.

               4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series A Preferred Stock by the Conversion Price (as defined below) for Series A Preferred Stock in effect at the time of conversion. The “Conversion Price” for Series A Preferred Stock shall initially mean the Original Issue Price for Series A Preferred Stock. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5.

               4.1.2 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Series A Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 5.6.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

               4.1.3 Effect of Voluntary Conversion. All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.6.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued.

          4.2 Mandatory Conversion.

               4.2.1 Automatic Conversion. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

               4.2.2 Mandatory Conversion Procedural Requirements.

                    (a) All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to Sections 4.2.1 and 10. Unless otherwise provided in the Certificate or this Certificate of Designation, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.2.

                    (b) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.6.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock (and the applicable series thereof) accordingly.

     5. Adjustments to Conversion Price.

          5.1 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date (as defined below) the Series A Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective. In the case of the Series A Preferred Stock, the “Original Issue Date” for the Series A Preferred Stock shall mean October 17, 2012.

          5.2 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

          (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

     Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.2 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          5.3 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          5.4 Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date for Series A Preferred Stock, the Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.1, 5.2, 5.3 or 5.5 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

          5.5 Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.2, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.2, 5.3 or 5.4), then, following any such consolidation or merger, provision shall be made that each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

          5.6 General Conversion Provisions.

               5.6.1 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of Series A Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

               5.6.2 Reservation of Shares. The Corporation shall at all times while any share of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation or the Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of Series A Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               5.6.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

               5.6.4 No Further Adjustment after Conversion. Upon any conversion of shares of Series A Preferred Stock into Common Stock, no adjustment to the Conversion Price of Series A Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on Series A Preferred Stock or on the Common Stock delivered upon conversion.

     6. Mandatory Redemption at the Option of the Holders.

          6.1 Request for Redemption. Subject to the terms and conditions of this Section 6.1 and the provisions of applicable law, the Corporation shall, upon receiving a written request at any time after the third anniversary of the Original Issue Date of the Series A Preferred Stock, signed by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, redeem, on the date three months following the Corporation’s receipt of such written redemption request (the “Redemption Date”), a number of shares of Series A Preferred Stock that is equal to all of the shares Series A Preferred Stock that are outstanding on the date the Corporation receives such written redemption request to the extent that outstanding shares of Series A Preferred Stock have not been previously redeemed or converted into Common Stock at least three days prior to the applicable Redemption Date; provided that (a) immediately following any such redemption, the Corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting rights and (b) no right of redemption shall be invoked pursuant to this Section 6 if the following shall have occurred:

     (i) a Deemed Liquidation Event shall have occurred, and the occurrence of which shall not have been waived pursuant to the first sentence of Section 2.3.1; or

     (ii) a sale by the Corporation’s stockholders, in one transaction or series of related transactions, of capital stock of the Corporation representing at least a majority, by voting power, of the equity securities of the Corporation to one or more acquirers pursuant to an agreement between the Corporation and such acquirers or among the Corporation, such acquirers and one or more third parties.

The Series A Preferred Stock called for redemption as provided above shall be redeemed in cash at the Redemption Price of the Series A Preferred Stock that is specified in Section 6.3 and such Redemption Price shall be paid from any source of funds legally available therefor, until (a) all outstanding shares of Series A Preferred Stock to be redeemed have been redeemed or have been converted to Common Stock as provided in Section 4 or (b) the request for redemption has been withdrawn or terminated as provided below.

          6.2 Withdrawal or Termination of Request. A redemption request may be withdrawn or terminated upon the request of the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock subject to such request on the date of the request for withdrawal or termination, but only with respect to the shares of Series A Preferred Stock that had not been redeemed in full in cash as of the date such request for withdrawal or termination is made. After any such withdrawn or terminated redemption request, the shares of Series A Preferred Stock subject thereto shall again be subject to redemption pursuant to this Section 6 upon the request of the holders of Series A Preferred Stock as provided above.

          6.3 Redemption Price. The redemption price for each share of Series A Preferred Stock shall equal an amount in cash equal to 100% of the Original Issue Price for the Series A Preferred Stock plus the amount of all declared but unpaid dividends thereon (the “Redemption Price”).

          6.4 Insufficient Legally Available Funds. Notwithstanding any other provision set forth in this Section 6, if upon any Redemption Date scheduled for the redemption of Series A Preferred Stock, the funds and assets of the Corporation legally available to redeem such stock shall be insufficient to redeem all shares of Series A Preferred Stock then scheduled to be redeemed, then:

          (a) the holders of shares of Series A Preferred Stock to be redeemed shall share ratably in any redemption in proportion to the respective Redemption Prices that would otherwise be payable in respect of such shares of Series A Preferred Stock held by them upon such redemption if all amounts payable on or with respect to such shares were paid in full; and

          (b) any unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Series A Preferred Stock then scheduled to be redeemed) at the next such scheduled Redemption Date to the full extent of legally available funds of the Corporation at such time.

Any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Series A Preferred Stock that are subject to redemption hereunder but have not been redeemed due to insufficient legally available funds and assets of the Corporation shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, powers and preferences of the Series A Preferred Stock respectively until three days prior to the Redemption Date upon which such shares have been converted or redeemed.

          6.5 Redemption Notice. At least 20 but no more than 60 days prior to the initial Redemption Date for the Series A Preferred Stock, written notice in accordance with the provisions of Section 9 shall be mailed by the Corporation to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock to be redeemed, notifying such holder of (a) the redemption to be effected, (b) specifying the Redemption Date(s), the applicable Redemption Price, the number of such holder’s shares of Series A Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder’s conversion rights set forth in Section 4 as to such shares terminate (which date shall be three days prior to each Redemption Date with respect to the Series A Preferred Stock to be redeemed on that date) and (c) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). For purposes of this Section 6.5, a “business day” means a weekday on which banks are open for general banking business in San Francisco, California.

          6.6 Surrender of Certificates. On or before each designated Redemption Date, each holder of Series A Preferred Stock to be redeemed shall (unless such holder has previously exercised such holder’s right to convert such shares of Series A Preferred Stock into Common Stock as provided in Section 4), surrender the certificate(s) representing such shares of Series A Preferred Stock to be redeemed to the Corporation (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares of Series A Preferred Stock shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed shares.

          6.7 Effect of Redemption. If the Redemption Notice shall have been duly given for a Series A Preferred Stock, and if on any Redemption Date the Redemption Price for Series A Preferred Stock to be redeemed thereon is either paid or made available for payment through the deposit arrangements specified in Section 6.8, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption on such Redemption Date shall not have been surrendered, such shares shall not thereafter be transferred on the Corporation’s books and the rights of all of the holders of such shares with respect to such shares shall terminate on such Redemption Date, except only the right of the holders to receive the Redemption Price from the Corporation or the payment agent, without interest, upon surrender of their certificate(s) therefor (or the a lost certificate affidavit or agreement as specified above).

          6.8 Deposit of Redemption Price. On or prior to the Redemption Date for any shares of Series A Preferred Stock, the Corporation may, at its option, deposit with an independent payment agent, a sum equal to the aggregate Redemption Price for all shares of Series A Preferred Stock called for redemption on that Redemption Date and not yet redeemed, with irrevocable instructions and authority to the payment agent to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates (or the a lost certificate affidavit or agreement as specified above). The deposit shall constitute full payment of the shares to their holders, and from and after the such Redemption Date, the shares called for redemption on that Redemption Date shall be deemed to be redeemed and no longer outstanding. Any funds so deposited and unclaimed at the end of one year from such Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the Redemption Price only from the Corporation.

     7. No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Series A Preferred Stock following the close of business on the third day preceding the Redemption Date for such shares.

     8. Waiver. Any of the rights, powers, preferences and other terms of Series A Preferred Stock that are set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock that are then outstanding, treating any convertible Series A Preferred Stock as-if converted to Common Stock.

     9. Notice of Record Date. In the event:

     (a) the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series a Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

     (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

     (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of at least a majority of the outstanding shares of Series A Preferred Stock acting as a single class on an as-converted basis.

     10. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

* * * * * * * * * * *

IN WITNESS WHEREOF, said corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 17th day of October, 2012 and the foregoing facts stated herein are true and correct.

LYRIS, INC.

By:	/s/ Wolfgang Maasberg
Name:	Wolfgang Maasberg
Title:	Chief Executive Officer